PRESS RELEASE
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Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2012 RESULTS;
PROVIDES 2013 EARNINGS PER SHARE FORECAST

2012 Full-Year

•	Reported diluted earnings per share of $5.17, up by 6.6% versus $4.85 in 2011

•	Adjusted diluted earnings per share of $5.22, up by 7.0% versus $4.88 in 2011, or up by 11.7% excluding currency, as detailed in the attached Schedule 16

•	Cigarette shipment volume, excluding acquisitions, up by 1.3%

•	Reported net revenues, excluding excise taxes, up by 0.9% to $31.4 billion

•	Excluding currency and acquisitions, reported net revenues, excluding excise taxes, up by 5.6%

•	Reported operating companies income up by 4.0% to $14.2 billion

•	Excluding currency and acquisitions, reported operating companies income up by 8.4%

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 15, up by 3.7% to $14.2 billion

•	Excluding currency and acquisitions, adjusted operating companies income up by 8.1%

•	Operating income up by 3.9% to $13.8 billion

•	Increased its regular quarterly dividend during the year by 10.4% to an annualized rate of $3.40 per common share

•	Repurchased 74.9 million shares of its common stock for $6.5 billion

•	Commenced a new three-year share repurchase program during the year of $18 billion

2012 Fourth-Quarter

•	Reported diluted earnings per share of $1.25, up by 15.7% versus $1.08 in 2011

•	Adjusted diluted earnings per share of $1.24, up by 12.7% versus $1.10 in 2011, or up by 16.4% excluding currency, as detailed in the attached Schedule 12

•	Cigarette shipment volume, excluding acquisitions, up by 2.9%,

•	Reported net revenues, excluding excise taxes, up by 2.8% to $7.9 billion

•	Excluding currency and acquisitions, reported net revenues, excluding excise taxes, up by 6.4%

•	Reported operating companies income up by 9.5% to $3.3 billion

•	Excluding currency and acquisitions, reported operating companies income up by 13.0%

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 11, up by 8.8% to $3.3 billion

•	Excluding currency and acquisitions, adjusted operating companies income up by 12.3%

•	Operating income up by 9.5% to $3.2 billion

•	Repurchased 22.4 million shares of its common stock for $2.0 billion

2013

•
Forecasts 2013 full-year reported diluted earnings per share to be in a range of $5.68 to $5.78, at prevailing exchange rates, versus $5.17 in 2012. Excluding a forecasted total unfavorable currency impact of approximately $0.06 for the full-year 2013, the reported diluted earnings per share range represents a projected increase of 10% to 12% versus adjusted diluted earnings per share of $5.22 in 2012, as detailed in the attached Schedule 16

•	Forecast includes a one-year gross productivity and cost savings target for 2013 of approximately $300 million

•	Forecast includes a share repurchase target amount for 2013 of $6.0 billion

NEW YORK, February 7, 2013 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2012 full-year and fourth-quarter results.
“Our robust performance in 2012 across key operational metrics was all the more impressive given the spectacular results in 2011 and the continuing economic woes affecting all southern European nations,” said Louis C. Camilleri, Chairman of the Board and Chief Executive Officer.
“We achieved organic volume growth of 1.3%, grew reported net revenues and operating companies income, excluding currency and acquisitions, by 5.6% and 8.4%, respectively, and increased our total international market share as well as that of our flagship brand, Marlboro.”
“Every year since our spin-off in 2008, we have met or exceeded our adjusted diluted mid to long-term annual EPS growth target, excluding currency, of 10%-12%. The forecast we issued today for 2013 projects another year of solid performance. This consistency underpins our ability to generously reward our long-term shareholders with superior returns.”

Conference Call
A conference call, hosted by Louis C. Camilleri, Chairman of the Board and Chief Executive Officer, and Jacek Olczak, Chief Financial Officer, with members of the investment community and news media, will be webcast at 1:00 p.m., Eastern Time, on February 7, 2013. Access is available at www.pmi.com.

Dividends and Share Repurchase Program
PMI increased its regular quarterly dividend during the year to $0.85, up by 10.4% from $0.77, which represents an annualized rate of $3.40 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend five times, or by 84.8% from the initial annualized rate of $1.84 per common share.
In July 2012, PMI completed ahead of schedule its three-year share repurchase program of $12 billion that began in May 2010, and, in August 2012, initiated a new three-year share repurchase program of $18 billion. During the fourth quarter, PMI spent $2.0 billion to repurchase 22.4 million shares. For the full-year 2012, PMI spent $6.5 billion to repurchase 74.9 million shares, as shown in the table below.

2012 PMI Share Repurchases
	Value	Shares
	($ Mio.)	000
$12 billion, three-year program
January - March	1,500	18,057
April - June	1,535	17,774
July	612	6,861
$18 billion, three-year program
August - September	893	9,825
October-December	1,960	22,380
Total	6,500	74,897

Since May 2008, when PMI began its first share repurchase program of $13 billion, which was completed in April 2010, the company has spent an aggregate of $27.9 billion to repurchase 489.0 million shares at an average price of $56.96 per share, or 23.2% of the shares outstanding at the time of the spin-off in March 2008.
Included in PMI’s 2013 EPS forecast is a share repurchase target for the full-year of $6.0 billion.

Productivity and Cost Savings Program
In 2012, PMI exceeded its one-year gross productivity and cost savings target of $300 million primarily through the rationalization of tobacco blends and product specifications and other manufacturing and procurement initiatives.
PMI announces a one-year gross productivity and cost savings target for 2013 of approximately $300 million.

2013 Full-Year Forecast
PMI forecasts 2013 full-year reported diluted earnings per share to be in a range of $5.68 to $5.78, at prevailing exchange rates, versus $5.17 in 2012. Excluding a forecasted total unfavorable currency impact of approximately $0.06 for the full-year 2013, the reported diluted earnings per share range represents a projected increase of 10% to 12% versus adjusted diluted earnings per share of $5.22 in 2012, as detailed in the attached Schedule 16.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
This guidance excludes the impact of any potential future acquisitions, unanticipated asset impairment and exit cost charges, and any unusual events.

2012 FULL-YEAR AND FOURTH-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc. and its subsidiaries.  References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People’s Republic of China and/or PMI’s duty-free business. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating companies income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.  PMI’s management evaluates business segment performance and allocates resources based on OCI.  Management also reviews OCI, OCI margins and earnings per share, or “EPS”, on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, discrete tax items and unusual items), earnings before interest, taxes, depreciation, and amortization, or “EBITDA”, free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt.  PMI believes it is appropriate to disclose these measures as they improve comparability and help investors analyze business performance and trends. Non-GAAP measures used in this release should be considered neither in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. Comparisons are to the same prior-year period unless otherwise stated.  For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this release.

NET REVENUES

PMI Net Revenues ($ Millions)
	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2012	2011	Change	Curr.	2012	2011	Change	Curr.
European Union	2,063	2,208	(6.6)%	(0.5)%	8,526	9,212	(7.4)%	0.3%
Eastern Europe, Middle East & Africa	2,139	1,972	8.5%	11.3%	8,332	7,881	5.7%	11.6%
Asia	2,805	2,647	6%	8.1%	11,198	10,705	4.6%	5.7%
Latin America & Canada	882	844	4.5%	7.3%	3,321	3,299	0.7%	6.6%
Total PMI	$7,889	$7,671	2.8%	6.4%	$31,377	$31,097	0.9%	5.7%

2012 Full-Year
Net revenues of $31.4 billion were up by 0.9%, including unfavorable currency of $1.5 billion. Excluding currency and acquisitions, net revenues increased by 5.6%, driven by favorable pricing across all Regions of $1.8 billion. Volume/mix was essentially flat with gains in EEMA and Asia offset by declines in the EU and Latin America & Canada.
2012 Fourth-Quarter
Net revenues of $7.9 billion were up by 2.8%, including unfavorable currency of $270 million. Excluding currency and acquisitions, net revenues increased by 6.4%, driven by favorable pricing across all Regions of $422 million, and favorable volume/mix of $66 million driven by EEMA and Asia, partly offset by the EU.

OPERATING COMPANIES INCOME

PMI Reported Operating Companies Income ($ Millions)
	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2,012	2,011	Change	Curr.	2,012	2,011	Change	Curr.
European Union	$955	$1,012	(5.6)%	2.1%	$4,187	$4,560	(8.2)%	0.2%
Eastern Europe, Middle East & Africa	921	747	23.3%	25.4%	3,726	3,229	15.4%	21.6%
Asia	1,129	1,036	9%	9.7%	5,197	4,836	7.5%	6.7%
Latin America & Canada	290	214	35.5%	37.4%	1,043	988	5.6%	11.9%
Total PMI	$3,295	$3,009	9.5%	13%	$14,153	$13,613	4%	8.4%

2012 Full-Year
Reported operating companies income was up by 4.0% to $14.2 billion, including unfavorable currency of $607 million. Excluding currency and acquisitions, operating companies income was up by 8.4%, driven by higher pricing, partly offset by unfavorable volume/mix of $233 million, higher manufacturing costs, and increased marketing, sales and distribution investments notably in Germany, Indonesia and Russia. Adjusted operating companies income increased by 3.7% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency and acquisitions, increased by 8.1%. Adjusted operating companies income margin, excluding the impact of currency and acquisitions, was up by 1.1 percentage points to 45.2%, as detailed on Schedule 15.

2012 Fourth-Quarter
Reported operating companies income was up by 9.5% to $3.3 billion, including unfavorable currency of $106 million. Excluding currency, operating companies income was up by 13.0%, driven by higher pricing, marginally offset by unfavorable volume/mix of $12 million. Adjusted operating companies income increased by 8.8% as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency and acquisitions, increased by 12.3%. Adjusted operating companies income margin, excluding the impact of currency and acquisitions, was up by 2.2 percentage points to 42.1%, as detailed on Schedule 11.

PMI Operating Companies Income ($ Millions)

	Fourth-Quarter			Full-Year
	2,012	2,011	Change	2,012	2,011	Change
Reported OCI	$3,295	$3,009	9.5%	$14,153	$13,613	4%
Asset impairment & exit costs	(33)	(49)		(83)	(109)
Adjusted OCI	$3,328	$3,058	8.8%	$14,236	$13,722	3.7%
Adjusted OCI Margin*	42.2%	39.9%	2.3 p.p.	45.4%	44.1%	1.3 p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	Fourth-Quarter			Full-Year
	2012	2011	Change	2012	2011	Change
European Union	46,744	49,580	(5.7)%	197,966	211,493	(6.4)%
Eastern Europe, Middle East & Africa	77,356	72,218	7.1%	303,828	290,250	4.7%
Asia	82,573	78,095	5.7%	326,582	313,282	4.2%
Latin America & Canada	26,446	26,729	(1.1)%	98,660	100,241	(1.6)%
Total PMI	233,119	226,622	2.9%	927,036	915,266	1.3%

2012 Full-Year
PMI’s cigarette shipment volume was up by 1.3%, excluding acquisitions. Excluding acquisitions and the Japan hurdle of 6.3 billion units related to additional volume shipped in the second quarter of 2011 following the disruption of PMI’s principal competitor’s supply chain, PMI’s cigarette shipment volume was up by a robust 2.0%.
In the EU, PMI’s total cigarette shipment volume decreased by 6.4%, predominantly due to France and southern Europe. In EEMA, PMI’s total cigarette shipment volume grew by 4.7%, driven mainly by Egypt, Russia and Turkey. In Asia, PMI’s total cigarette shipment volume increased by 4.2%, driven mainly by Indonesia, the Philippines, Thailand and Vietnam, partially offset by Japan and Korea. Excluding the Japan hurdle, PMI’s cigarette shipment volume in Asia was up by 6.4%. In Latin America & Canada, PMI’s total cigarette shipment volume decreased by 1.6%.
Total cigarette shipment volume of Marlboro of 301.6 billion units was up by 0.5%, or by 1.1% excluding the Japan hurdle, reflecting growth in: EEMA of 3.6%, notably in the Middle East, North Africa and Turkey, partly offset by Romania, Russia and Ukraine; Asia of 3.6%, principally driven by Indonesia, the Philippines and Vietnam, partly offset by Japan and Korea; and Latin America & Canada of 0.7%, notably in Brazil and Colombia, partly offset by Argentina. Cigarette shipments of Marlboro declined in the EU by 4.6%, notably in France, Italy and Spain.
Total cigarette shipment volume of L&M of 93.7 billion units was up by 4.0%, reflecting growth in: EEMA of 8.6%, notably in Egypt, Russia and Turkey; Asia of 14.8%, mainly in Thailand; and Latin America & Canada of 6.9%, mainly in Brazil and Colombia. Cigarette shipment volume of L&M declined in the EU by 4.1%, notably in Greece, Poland and Spain, partly offset by growth in France.
Total cigarette shipment volume of Bond Street of 46.8 billion units increased by 4.1%, led mainly by growth in Kazakhstan and Ukraine, partly offset by a decline in Hungary.
Total cigarette shipment volume of Parliament of 43.4 billion units was up by 10.1%, or by 11.1% excluding the Japan hurdle, fueled by strong growth in EEMA of 16.5%, driven by Kazakhstan, Russia, Turkey and Ukraine. Cigarette shipment volume of Parliament declined in Asia by 4.3%, notably in Japan and Korea.
Total cigarette shipment volume of Philip Morris of 38.0 billion units decreased by 3.2%, or by 1.4% excluding the Japan hurdle, mainly reflecting a decline in Japan and the Philippines, partly offset by growth in Argentina and Portugal.
Total cigarette shipment volume of Chesterfield of 35.5 billion units was down by 3.2%, due mainly to Ukraine, partly offset by growth in the EU, notably in Poland, Portugal and the United Kingdom.
Total cigarette shipment volume of Lark of 32.1 billion units decreased by 4.6%, or increased by 3.5% excluding the Japan hurdle.

Excluding acquisitions, total shipment volume of other tobacco products (OTP), in cigarette equivalent units, grew by 9.8%, notably in Belgium, France, Germany, Greece, Italy and Spain, partly offset by Poland.
Excluding acquisitions, total shipment volume for cigarettes and OTP combined was up by 1.5%. Excluding acquisitions and the Japan hurdle, total shipment volume for cigarettes and OTP combined was up by 2.2%. OTP, which is primarily sold within the EU Region, is not significant to PMI’s net revenues.
PMI’s market share in its top 30 OCI markets was 37.4%, up by 0.6 points. PMI’s market share grew in a number of markets, notably Algeria, Argentina, Australia, Belgium, Brazil, Colombia, Egypt, Greece, Indonesia, Mexico, Poland, Russia, Thailand, Turkey and Ukraine.

2012 Fourth-Quarter
PMI’s cigarette shipment volume was up by 2.9%, excluding acquisitions.
In the EU, PMI’s total cigarette shipment volume decreased by 5.7%, predominantly due to France and southern Europe. In EEMA, PMI’s total cigarette shipment volume grew by 7.1%, driven mainly by Egypt and Turkey. In Asia, PMI’s total cigarette shipment volume increased by 5.7%, driven mainly by Indonesia and the Philippines. In Latin America & Canada, PMI’s total cigarette shipment volume decreased by 1.1%, mainly due to Mexico, partly offset by Brazil reflecting market share gains.
Total cigarette shipment volume of Marlboro of 75.4 billion units was up by 1.2%, reflecting growth in EEMA of 3.2%, notably in North Africa and Turkey, partly offset by Romania, Russia and the Middle East, and Asia of 5.6%, principally driven by Indonesia, the Philippines and Vietnam, partly offset by Japan and Korea. Cigarette shipment volume of Marlboro declined in the EU by 3.2%, notably in France, partly offset by Germany and Italy, and in Latin America & Canada by 1.0%, mainly in Argentina and Mexico, partly offset by Brazil.
Total cigarette shipment volume of L&M of 24.1 billion units was up by 9.7%, reflecting growth in: EEMA of 20.1%, notably in Egypt, Russia and Turkey; Asia of 12.4%, mainly in Thailand; and Latin America & Canada of 5.0%, mainly in Brazil and Colombia. Cigarette shipment volume of L&M declined in the EU by 3.4%, notably in Greece, Poland and Spain, partly offset by growth in France.
Total cigarette shipment volume of Bond Street of 11.3 billion units increased by 2.2%, led mainly by growth in Kazakhstan and Ukraine, partly offset by a decline in Hungary.
Total cigarette shipment volume of Parliament of 11.3 billion units was up by 12.4%, fueled by strong growth in EEMA of 22.4%, driven by Kazakhstan, Russia, Turkey and Ukraine. Cigarette shipment volume of Parliament declined in Asia by 10.2%, notably in Japan and Korea.
Total cigarette shipment volume of Philip Morris of 9.5 billion units decreased by 2.0%, mainly reflecting a decline in Japan, the Philippines and Spain, partly offset by growth in Argentina and Portugal.
Total cigarette shipment volume of Chesterfield of 8.4 billion units was down by 5.9%, due mainly to Ukraine, partly offset by growth in the EU, notably in the Czech Republic, Germany and the United Kingdom.
Total cigarette shipment volume of Lark of 7.9 billion units increased by 7.8%, notably in Turkey, partly offset by Japan and Korea.
Excluding acquisitions, total shipment volume of OTP, in cigarette equivalent units, grew by 2.7%, notably in Spain, partly offset by Poland.

Excluding acquisitions, total shipment volume for cigarettes and OTP combined was up by 2.9%. OTP, which is primarily sold within the EU Region, is not significant to PMI’s net revenues.
PMI’s market share in its top 30 OCI markets was 37.9%, up by 1.1 points. PMI’s market share grew in a number of markets, notably Algeria, Argentina, Australia, Belgium, Brazil, Colombia, Egypt, Indonesia, Italy, Poland, Russia, Spain, Thailand, Turkey, the United Kingdom and Ukraine.

EUROPEAN UNION REGION (EU)
2012 Full-Year
In the EU, net revenues decreased by 7.4% to $8.5 billion, due primarily to unfavorable currency of $716 million.  Excluding currency, net revenues increased by 0.3%, mainly reflecting favorable pricing of $475 million, driven by France, Germany, Italy, the Netherlands, Poland, Spain and Switzerland, partly offset by unfavorable volume/mix of $445 million, predominantly due to a lower total market and share in Italy, France, Portugal and Spain.
Operating companies income decreased by 8.2% to $4.2 billion, due primarily to unfavorable currency of $384 million. Excluding the unfavorable impact of currency, operating companies income increased by 0.2%, reflecting higher pricing and favorable asset impairment and exit costs compared to 2011, offset by: an unfavorable volume/mix of $380 million; higher manufacturing costs, mainly related to the mandated implementation of reduced cigarette ignition propensity standards which began in the fourth quarter of 2011; and higher marketing costs, principally reflecting marketing investment behind new brand launches and the roll-out of the “Be Marlboro” marketing campaign.
Adjusted operating companies income decreased by 9.0%, as shown in the table below and detailed on Schedule 15.  Adjusted operating companies income, excluding currency, decreased by 0.6%.

EU Operating Companies Income ($ Millions)

	Fourth-Quarter			Full-Year
	2012	2011	Change	2012	2011	Change
Reported OCI	$955	$1,012	(5.6)%	$4,187	$4,560	(8.2)%
Asset impairment & exit costs	(5)	(22)		(5)	(45)
Adjusted OCI	$960	$1,034	(7.2)%	$4,192	$4,605	(9)%
Adjusted OCI Margin*	46.5%	46.8%	(0.3) p.p.	49.2%	50%	(0.8) p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin declined by 0.5 percentage points to 49.5%, as detailed on Schedule 15, primarily as a result of the aforementioned higher manufacturing and marketing costs.

The total cigarette market in the EU declined by 6.3% to 520 billion units, due primarily to tax-driven price increases, the unfavorable economic and employment environment, particularly in southern Europe, the growth of the OTP category, and the increased prevalence of illicit trade.
PMI’s cigarette shipment volume in the EU declined by 6.4%, due principally to a lower total market across the Region.  Shipment volume of Marlboro decreased by 4.6%, mainly due to a lower total market, partially offset by higher share. Shipment volume of L&M was down by 4.1%. Shipment volume of Chesterfield was up by 4.7%.

PMI’s market share in the EU was essentially flat at 38.1% as gains, notably in Belgium, Greece, Finland, Hungary and Poland were offset by declines, primarily in the Czech Republic, France and Portugal.  Marlboro’s share was up by 0.3 points to 18.3%, its first year-on-year share gain since 2002, reflecting a higher share mainly in Belgium, Greece, Hungary, Italy and Poland, which more than offset lower share mainly in France, the Netherlands, Portugal and Spain.  L&M’s market share was flat at 6.6%, with gains in Finland, Germany, Poland and the Slovak Republic offset by declines notably in Greece and Portugal.  Chesterfield’s market share was up by 0.4 points to 3.7%, driven notably by gains in Austria, the Czech Republic, France, Hungary, Poland, Portugal, Spain and the United Kingdom.  Philip Morris’ market share was up by 0.1 point to 2.1%, with gains, notably in the Czech Republic and Italy, partly offset by a decline in Portugal and Spain.
PMI’s shipments of OTP, in cigarette equivalent units, grew by 16.1%, reflecting a higher total market and share.  PMI’s OTP total market share was 12.2%, up by 1.1 points, driven by gains in the fine cut category, notably in Belgium, up by 3.2 points to 16.3%, France, up by 0.9 points to 25.2%, Germany, up by 0.7 points to 14.7%, Greece, up by 4.7 points to 12.8%, Italy, up by 16.0 points to 27.9% and Spain, up by 1.1 points to 11.7%.

2012 Fourth-Quarter
In the EU, net revenues decreased by 6.6% to $2.1 billion, due primarily to unfavorable currency of $133 million, largely reflecting the strengthening of the U.S. dollar to the Euro compared to the fourth quarter of 2011.  Excluding currency, net revenues decreased by 0.5%, mainly due to unfavorable volume/mix of $105 million, predominantly reflecting a lower total market and share, and unfavorable trade inventory movements, in France and Italy, and a lower total market and share in Portugal. The decrease was partly offset by favorable pricing of $93 million, driven by France, Germany, the Netherlands, Poland, Switzerland and the United Kingdom.
Operating companies income decreased by 5.6% to $955 million, due primarily to unfavorable currency of $78 million. Excluding the unfavorable impact of currency, operating companies income increased by 2.1%, reflecting higher pricing and favorable asset impairment and exit costs compared to the fourth quarter of 2011, partly offset by higher marketing costs, principally reflecting marketing investment behind the “Be Marlboro” marketing campaign.
Adjusted operating companies income decreased by 7.2%, as shown in the table above and detailed on Schedule 11.  Adjusted operating companies income, excluding currency, increased by 0.4%.
Excluding the impact of currency, adjusted operating companies income margin was up by 0.5 percentage points to 47.3%, as detailed on Schedule 11.

The total cigarette market in the EU declined by 5.7% to 124.3 billion units, due primarily to tax-driven price increases, the unfavorable economic and employment environment, particularly in southern Europe, the growth of the OTP category, and the increased prevalence of illicit trade.
PMI’s cigarette shipment volume in the EU declined by 5.7%, due principally to a lower total market across the Region.  Shipment volume of Marlboro decreased by 3.2%, mainly due to a lower total market, partially offset by higher share. Shipment volume of L&M was down by 3.4%. Shipment volume of Chesterfield was up by 4.7%.
PMI’s market share in the EU was up by 0.4 points to 38.4%.  Market share of Marlboro was up by 0.5 points to 18.5%, reflecting gains mainly in Belgium, Greece, Hungary, Italy and Poland, which more than offset lower share mainly in France, the Netherlands and Portugal.  L&M’s market share was up by 0.1 point to 6.8%.  Chesterfield’s market share was up by 0.4 points to 3.8%, driven notably by gains in Austria, the Czech Republic, France, Portugal, Spain and the United Kingdom.  Philip Morris’ market share was up by 0.2 points to 2.1%, with gains, notably in the Czech Republic, France, Italy and Portugal.
PMI’s shipments of OTP, in cigarette equivalent units, grew by 4.1%, reflecting a higher total market and share. The decline in the growth rate compared to the 2012 full-year growth rate principally reflects the impact of excise tax-driven price increases, notably in Italy.  PMI’s OTP total market share was 12.3%, up by 0.6 points, driven by gains in the fine cut category, notably in Belgium, up by 2.0 points to 16.3%, France, up by 1.1 points to 26.1%, Greece, up by 3.7 points to 13.1%, Italy, up by 6.6 points to 27.8% and Spain, up by 3.0 points to 13.1%.

EU Key Market Commentaries
In the Czech Republic, the total cigarette market was down by 2.8% to 20.5 billion units in 2012, mainly reflecting the impact of excise tax-driven price increases in the first and second quarters of 2012 and a more than 20% growth of the fine cut category over the full year.  In the fourth quarter of 2012, the total cigarette market was down by 0.7% to 5.3 billion units. PMI’s shipments were down by 7.4% in 2012 and by 5.7% in the fourth quarter.  Market share was down by 2.1 points to 42.2% in 2012, principally reflecting continued share declines for lower-margin local brands, such as Petra and Sparta, down by a combined 1.2 points to 6.1%, and Red & White, down by 1.2 points to 11.7%.  This decline was partly offset by a higher share for Marlboro, Chesterfield and Philip Morris, up by 0.2, 0.5 and 0.6 points to 7.4%, 0.8% and 2.9%, respectively. Market share of L&M was essentially flat at 7.1%. PMI’s 2012 fourth-quarter market share was down by 2.1 points to 40.0%.
In France, the total cigarette market was down by 4.9% to 51.5 billion units in 2012, mainly reflecting the impact of price increases in the fourth quarters of 2011 and 2012.  In the fourth quarter of 2012, the total cigarette market was down by 7.2% to 11.6 billion units, reflecting the unfavorable impact of the aforementioned price increase which raised premium price products to €6.60 per pack, an increase in illicit trade and growth of the OTP category. PMI’s shipments were down by 7.7% in 2012 and by 11.9% in the fourth quarter.  PMI’s market share was down by 0.9 points to 39.6% in 2012, mainly due to Marlboro, down by 0.9 points to 24.8%, and to L&M, down by 0.3 points to 2.7%. Market share of premium Philip Morris was up by 0.1 point to 8.3% and share of Chesterfield was up by 0.2 points to 3.3%. PMI’s 2012 fourth-quarter market share was essentially flat at 40.1%. PMI’s market share of the fine cut category was up by 0.9 points to 25.2% in 2012 and up by 1.1 points to 26.1% in the fourth quarter.
In Germany, the total cigarette market was down by 1.2% to 83.4 billion units in 2012, flattered by trade inventory movements of competitors’ products in December ahead of the January 2013 excise tax increase. In the fourth quarter of 2012, the total cigarette market was down by 0.2% to 20.5 billion units, reflecting the favorable impact of the aforementioned inventory movements. PMI’s shipments were down by 1.5% in 2012 and by 2.4% in the fourth quarter. PMI’s market share was essentially unchanged at 35.8% in 2012, with Marlboro essentially flat at 21.3%, L&M up by 0.1 point to 10.5% and Chesterfield flat at 2.3%. While PMI’s 2012 fourth quarter market share was down by 0.8 points to 35.6%, reflecting the impact of the aforementioned inventory movements, share of Marlboro was up by 0.1 point to 21.6%. PMI’s market share of the fine cut category was up by 0.7 points to 14.7% in 2012 and up by 0.3 points to 14.6% in the fourth quarter.
In Italy, the total cigarette market was down by 7.9% to 78.7 billion units in 2012, reflecting the impact of price increases in 2011 and March 2012, an unfavorable economic environment, strong growth in the fine cut category, and an increase in illicit trade.  In the fourth quarter of 2012, the total cigarette market was down by 4.0% to 19.0 billion units. PMI’s shipments were down by 7.3% in 2012 and by 4.8% in the fourth quarter.  PMI’s market share was essentially flat at 53.0% in 2012, with Marlboro, up by 0.6 points to 23.1%, fueled by the March 2012 and June 2012 launches of Marlboro Silver and Marlboro Pocket Pack, and Philip Morris, up by 0.4 points to 3.7%, benefiting from the first-quarter 2012 launch of Philip Morris Selection in the low-price segment, offset by low-price Diana, down by 0.8 points to 12.4%. PMI’s 2012 fourth quarter market share was up by 0.9 points to 53.2%, driven by Marlboro, up by 1.3 points to 23.5%. PMI’s market share of the fine cut category was up by 16.0 points to 27.9% in 2012 and up by 6.6 points to 27.8% in the fourth quarter.
In Poland, the total cigarette market was down by 6.1% to 52.1 billion units in 2012, mainly reflecting the impact of price increases in the first quarter of 2012 and growth in the availability of non-duty paid OTP products. In the fourth quarter of 2012, the total cigarette market was down by 10.0% to 11.5 billion units, reflecting the unfavorable impact of the aforementioned factors.  PMI’s shipments were down by 3.1% in 2012, and by 4.3% in the fourth quarter. Market share was up by 1.1 points to 36.4% in 2012, benefiting from the launch of two new Marlboro super slims variants in the second quarter. Market shares of Marlboro, Chesterfield and L&M were up by 0.9, 0.4 and 0.7 points to 11.3%, 1.8% and 16.6%, respectively. PMI’s 2012 fourth-quarter market share was up by 2.3 points to 39.2%. PMI’s market share of the fine cut category was up by 0.5 points to 17.8% in 2012 and down by 1.5 points to 15.5% in the fourth quarter.
In Spain, the total cigarette market was down by 11.7% to 53.5 billion units in 2012, mainly reflecting the impact of price increases in the second half of 2011 and second quarter of 2012, the unfavorable economic environment, the growth of the OTP category and illicit trade. In the fourth quarter of 2012, the total cigarette market was down by 14.0% to 12.1 billion units, reflecting the aforementioned factors and the unfavorable impact of trade inventory movements.  PMI’s shipments were down by 11.4% in 2012 and by 5.7% in the fourth quarter. Market share was down by 0.3 points to 30.6% in 2012, with higher share of Chesterfield, revamped in the first quarter of 2012, up by 0.6 points to 9.0%, offset by Marlboro, down by 0.4 points to 14.3% and Philip Morris, down by 0.3 points to 0.7%. Market share of L&M was down by 0.2 points to 6.3%. PMI’s 2012 fourth quarter market share was up by 0.7 points to 31.3%. PMI’s market share of the fine cut category was up by 1.1 points to 11.7% in 2012 and up by 3.0 points to 13.1% in the fourth quarter.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)
2012 Full-Year
In EEMA, net revenues increased by 5.7% to $8.3 billion, including unfavorable currency of $467 million. Excluding the impact of currency and acquisitions, net revenues increased by 11.3%, primarily due to both favorable pricing and volume/mix of $466 million and $425 million, respectively.
Operating companies income increased by 15.4% to $3.7 billion, despite unfavorable currency of $199 million. Excluding the impact of currency and acquisitions, operating companies income increased by a strong 21.4%, due primarily to higher pricing, and favorable volume/mix of $317 million, partly offset by higher costs, principally related to investments in marketing and business infrastructure mainly in Russia.
Adjusted operating companies income increased by 14.7%, as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency and acquisitions, increased by 20.7%.

EEMA Operating Companies Income ($ Millions)

	Fourth-Quarter			Full-Year
	2012	2011	Change	2012	2011	Change
Reported OCI	$921	$747	23.3%	$3,726	$3,229	15.4%
Asset impairment & exit costs	(5)	(7)		(5)	(25)
Adjusted OCI	$926	$754	22.8%	$3,731	$3,254	14.7%
Adjusted OCI Margin*	43.3%	38.2%	5.1 p.p.	44.8%	41.3%	3.5 p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 3.5 percentage points to 44.8%, as detailed on Schedule 15.

PMI’s cigarette shipment volume in EEMA increased by 4.7%, mainly reflecting improved market conditions and higher share in Egypt, a higher market share in Russia, and a higher total market and share in Turkey.
PMI’s cigarette shipment volume of premium brands grew by 6.7%, driven by record volumes for Marlboro, up by 3.6%, and Parliament, up by 16.5%.

2012 Fourth-Quarter
In EEMA, net revenues increased by 8.5% to $2.1 billion, including unfavorable currency of $56 million. Excluding the impact of currency, net revenues increased by 11.3%, primarily due to both favorable pricing and volume/mix of $101 million and $122 million, respectively.
Operating companies income increased by 23.3% to $921 million, including unfavorable currency of $16 million. Excluding the impact of currency and acquisitions, operating companies income increased by 25.4%, due primarily to higher pricing, and favorable volume/mix of $84 million.
Adjusted operating companies income increased by 22.8%, as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding currency, increased by 24.9%.
Excluding the impact of currency, adjusted operating companies income margin was up by 4.7 percentage points to 42.9%, as detailed on Schedule 11.

PMI’s cigarette shipment volume in EEMA increased by 7.1%, mainly reflecting improved market conditions and higher share in Egypt and a higher total market and share in Turkey.
PMI’s cigarette shipment volume of premium brands grew by 7.7%, driven by Marlboro, up by 3.2%, and by Parliament, up by 22.4%.

EEMA Key Market Commentaries
In Russia, the total cigarette market declined by an estimated 1.3% to 370 billion units.  PMI’s shipment volume increased by 3.8% in 2012, mainly reflecting a higher market share, and by 0.6% in the fourth quarter.  Shipment volume of PMI’s premium portfolio in 2012 was up by 7.0%, driven by Parliament, up by 15.0%.  In the mid-price segment, shipment volume was up by 4.8%, mainly due to L&M, up by 20.4%.  In the low-price segment, shipment volume was up by 2.3%, driven by Apollo Soyuz, Bond Street and Next, up by 3.7%, 0.5% and 11.7%, respectively.  PMI’s market share of 26.3%, as measured by Nielsen, was up by 0.5 points.  Market share of Parliament was up by 0.3 points to 3.2%; Marlboro was essentially flat at 1.9%; L&M was up by 0.2 points to 2.6% and Chesterfield was flat at 3.4%; Bond Street was up by 0.3 points to 6.5%; Next was up by 0.2 points to 2.9%; and Apollo Soyuz and Optima were flat at 1.4% and 3.2%, respectively.  PMI’s 2012 fourth-quarter market share of 26.4%, as measured by Nielsen, was up by 0.2 points.
In Turkey, the total cigarette market increased by an estimated 8.8% to 99.2 billion units in 2012, reflecting: the favorable impact of trade inventory movements in the fourth quarter of 2012 ahead of the January 2013 excise tax increase; a decrease in illicit trade; and a favorable comparison with 2011 which experienced a 10.6% total cigarette market decline in the last three months of the year resulting from excise tax-driven price increases in the fourth quarter. In the fourth quarter of 2012, the total cigarette market increased by an estimated 24.8% to 26.7 billion units, reflecting the favorable impact of the aforementioned factors. PMI’s shipment volume increased by 12.7% in 2012, across each of the premium, mid-price and low price segments, up by 15.0%, 16.6% and 9.8%, respectively, and by 33.8% in the fourth quarter. PMI’s market share, as measured by Nielsen, grew by 0.9 points to 45.7% in 2012, driven by premium Parliament, mid-price Muratti and low-price Lark, up by 0.9, 0.4 and 0.3 share points to 9.0%, 6.6% and 12.2%, respectively, partly offset by a decline in low-price L&M, down by 0.3 points to 8.4%. Market share of Marlboro was down by 0.1 point to 9.2%. PMI’s 2012 fourth-quarter market share, as measured by Nielsen, grew by 1.7 points to 46.5%.
In Ukraine, the total cigarette market declined by an estimated 2.6% to 83.4 billion units in 2012. In the fourth quarter of 2012, the total cigarette market was up by 0.7% to 18.6 billion units. PMI’s shipment volume decreased by 0.6% in 2012 and increased by 3.8% in the fourth quarter. PMI’s market share, as measured by Nielsen, was up by 0.2 points to 32.4%. Share for premium Parliament was up by 0.4 points to 3.2%. Share of Marlboro was flat at 5.8%, Chesterfield was down by 0.5 points to 7.0% and Bond Street was up by 1.2 points to 8.4%. PMI’s 2012 fourth-quarter market share, as measured by Nielsen, was up by 0.3 points to 32.8%.

ASIA REGION
2012 Full-Year
In Asia, net revenues increased by 4.6% to $11.2 billion, including unfavorable currency of $116 million. Excluding the impact of currency, net revenues increased by 5.7%, reflecting the favorable impact of pricing of $551 million, principally in Australia, Indonesia, Korea and the Philippines, and favorable volume/mix of $57 million.
Operating companies income increased by 7.5% to $5.2 billion. Excluding the favorable impact of currency of $39 million, operating companies income increased by 6.7%, primarily reflecting higher pricing, and favorable shipping costs related to the Japan hurdle, partly offset by unfavorable volume/mix of $99 million, mainly in Japan. Excluding Japan, volume/mix was favorable, driven by Indonesia.
Adjusted operating companies income increased by 7.9% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency, increased by 7.1%.

Asia Operating Companies Income ($ Millions)

	Fourth-Quarter			Full-Year
	2012	2011	Change	2012	2011	Change
Reported OCI	$1,129	$1,036	9%	$5,197	$4,836	7.5%
Asset impairment & exit costs	(15)	(8)		(39)	(15)
Adjusted OCI	$1,144	$1,044	9.6%	$5,236	$4,851	7.9%
Adjusted OCI Margin*	40.8%	39.4%	1.4 p.p.	46.8%	45.3%	1.5 p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 0.6 percentage points to 45.9%, as detailed on Schedule 15.

PMI’s cigarette shipment volume in Asia increased by 4.2%, driven by growth in Indonesia, the Philippines, Thailand and Vietnam, partly offset by a decline in Japan and Korea. PMI’s cigarette shipment volume in Asia increased by 6.4% excluding the 6.3 billion units associated with the 2011 Japan hurdle.
Shipment volume of Marlboro was up by 3.6%, driven by Indonesia, the Philippines and Vietnam, partly offset by Japan and Korea. Shipment volume of Marlboro was up by 6.0% excluding the related Japan hurdle volume.

2012 Fourth-Quarter
In Asia, net revenues increased by 6.0% to $2.8 billion, including unfavorable currency of $57 million. Excluding the impact of currency, net revenues increased by 8.1%, reflecting the favorable impact of pricing of $158 million, principally in Australia, Indonesia, Korea and the Philippines, and favorable volume/mix of $57 million.
Operating companies income increased by 9.0% to $1.1 billion. Excluding the unfavorable impact of currency of $8 million, operating companies income increased by 9.7%, reflecting higher pricing and slightly favorable volume/mix of $8 million, partly offset by higher costs, mainly related to manufacturing in Indonesia.
Adjusted operating companies income increased by 9.6% as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding currency, increased by 10.3%.
Excluding the impact of currency, adjusted operating companies income margin was up by 0.9 percentage points to 40.3%, as detailed on Schedule 11.

PMI’s cigarette shipment volume in Asia increased by 5.7%, driven by growth notably in Indonesia and the Philippines, partly offset by a decline in Japan and Korea.
Shipment volume of Marlboro was up by 5.6%, driven by Indonesia, the Philippines and Vietnam, largely offset by Japan and Korea.

Asia Key Market Commentaries
In Indonesia, the total cigarette market was up by 8.2% to 302.5 billion units in 2012, driven by growth in the premium and mid-price segments, and up by 9.4% in the fourth quarter to 79.2 billion units. PMI’s shipment volume grew by 17.5% in 2012 and by 15.4% in the fourth quarter. PMI’s market share was up by 2.8 points to 35.6% in 2012, driven notably by Sampoerna A in the premium segment, up by 1.1 points to 13.8%, and mid-price U Mild, up by 1.2 points to 3.3%. Marlboro’s market share was up by 0.3 points to 4.8% and its share of the “white” cigarettes segment increased by 4.9 points to 71.2%. Market share of Dji Sam Soe was essentially flat at 7.8%. PMI’s 2012 fourth-quarter market share was up by 1.9 points to 36.2%.
In Japan, the total cigarette market increased by 0.7% to 196.6 billion units in 2012, reflecting a favorable comparison with 2011 driven by trade inventory de-loading in the first quarter following the October 2010 excise tax-driven price increase. The estimated underlying decline of the total cigarette market in 2012 was approximately 1%. In the fourth quarter of 2012, the total cigarette market decreased by 2.0% to 50.1 billion units, mainly due to an unfavorable comparison with the fourth quarter of 2011 which marked the first full quarter of product supply by PMI’s principal competitor following the March earthquake. PMI’s shipment volume was down by 9.7% in 2012, or up by 0.6% excluding the additional hurdle volume of 6.3 billion units associated with 2011. PMI’s 2012 fourth-quarter shipment volume decreased by 6.7%, reflecting an unfavorable quarter-on-quarter comparison in respect of distributor inventory movements, and lower market share. PMI’s market share was down by 3.0 points to 27.7% in 2012, or down by 0.5 points compared to the 2011 exit share of 28.2%. While share of Marlboro was down by 0.7 points to 12.4%, it was essentially flat compared to its 2011 exit share, supported by the introduction of new Marlboro menthol variants during the year, and up by 1.0 point compared to its pre-earthquake level. Share of Lark was down by 1.3 points to 8.4%, or by 0.2 points compared to its 2011 exit share of 8.6%. Share of Philip Morris was down by 0.5 points to 2.3%, or by 0.2 points compared to its 2011 exit share of 2.5%. While PMI’s 2012 fourth-quarter market share was down by 0.5 points to 27.7%, it grew by 0.2 points versus the third quarter of 2012.
In Korea, the total cigarette market was down by 0.9% to 89.3 billion units in 2012. In the fourth quarter of 2012, the total cigarette market decreased by 4.6% to 21.8 billion units. PMI’s shipment volume decreased by 4.0% in 2012 and by 10.9% in the fourth quarter, reflecting the impact of PMI’s price increases in February 2012. PMI’s market share in 2012 of 19.2% was down by 0.6 points. Market share of Marlboro and Parliament was down by 0.8 points and 0.1 point to 7.8% and 6.6%, respectively, partly offset by Virginia Slims, up by 0.7 points to 4.1%. PMI’s 2012 fourth-quarter market share of 18.9% was down by 1.3 points.
In the Philippines, the total cigarette market increased by 5.0% to 102.2 billion units in 2012, reflecting the growth in the low price segment and trade loading of competitive products ahead of the excise tax-driven price increase in January 2013. In the fourth quarter of 2012, the total cigarette market increased by 12.1% to 27.5 billion units, reflecting the impact of the aforementioned factors. PMI’s shipment volume increased by 1.3% in 2012 and was up by 5.0% in the fourth quarter. PMI’s market share was down by 3.3 points to 90.7% in 2012, due primarily to share declines of Champion and Hope. Marlboro’s market share was down by 0.2 points to 20.9%. Market share of Fortune was up by 2.4 points to 49.4%. PMI’s 2012 fourth-quarter market share of 87.2% was down by 5.9 points, reflecting the impact of the aforementioned trade inventory movements.

LATIN AMERICA & CANADA REGION
2012 Full-Year

In Latin America & Canada, net revenues increased by 0.7% to $3.3 billion, including unfavorable currency of $196 million. Excluding the impact of currency, net revenues increased by 6.6%, reflecting favorable pricing of $267 million, principally in Argentina, Brazil and Canada, partially offset by unfavorable volume/mix of $49 million.
Operating companies income increased by 5.6% to $1.0 billion. Excluding the unfavorable impact of currency of $63 million, operating companies income increased by 11.9%, primarily reflecting favorable pricing, partially offset by unfavorable volume/mix of $71 million and higher costs, mainly related to the restructuring of manufacturing facilities and distribution infrastructure. Adjusted operating companies income increased by 6.4% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency, increased by 12.6%.

Latin America & Canada Operating Companies Income ($ Millions)

	Fourth-Quarter			Full-Year
	2012	2011	Change	2012	2011	Change
Reported OCI	$290	$214	35.5%	$1,043	$988	5.6%
Asset impairment & exit costs	(8)	(12)		(34)	(24)
Adjusted OCI	$298	$226	31.9%	$1,077	$1,012	6.4%
Adjusted OCI Margin*	33.8%	26.8%	7.0 p.p.	32.4%	30.7%	1.7 p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin increased by 1.7 percentage points to 32.4%, as detailed on Schedule 15.

PMI’s cigarette shipment volume in Latin America & Canada decreased by 1.6%, mainly due to a lower total market in Argentina, Colombia and Mexico and lower share in Canada. Shipment volume of Marlboro increased by 0.7%, mainly reflecting market share growth in Brazil, Colombia and Mexico.

2012 Fourth-Quarter
In Latin America & Canada, net revenues increased by 4.5% to $882 million, including unfavorable currency of $24 million. Excluding the impact of currency, net revenues increased by 7.3%, reflecting favorable pricing of $70 million, principally in Argentina, Brazil, Canada and Mexico, partially offset by unfavorable volume/mix of $8 million.
Operating companies income increased by 35.5% to $290 million. Excluding the unfavorable impact of currency of $4 million, operating companies income increased by 37.4%, primarily reflecting favorable pricing and lower costs, mainly related to manufacturing and the restructuring of manufacturing facilities, partially offset by unfavorable volume/mix of $19 million. Adjusted operating companies income increased by 31.9% as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding currency, increased by 33.6%.
Excluding the impact of currency, adjusted operating companies income margin increased by 6.5 percentage points to 33.3%, as detailed on Schedule 11.

PMI’s cigarette shipment volume in Latin America & Canada decreased by 1.1%, principally due to a lower total market in Mexico. Shipment volume of Marlboro decreased by 1.0%, mainly reflecting total market declines in Argentina and Mexico, partly offset by market share gains in Brazil and Colombia.

Latin America & Canada Key Market Commentaries
In Argentina, the total cigarette market declined by 0.9% to 43.4 billion units in 2012 and by 1.0% to 11.3 billion units in the fourth quarter. PMI’s cigarette shipment volume in 2012 decreased by 0.3% and by 1.1% in the fourth quarter. PMI’s 2012 market share was up by 0.9 points to 74.9%, reflecting growth of mid-price Philip Morris, up by 1.4 share points to 39.4%, partly offset by low-price Next, down by 0.5 points to 3.1%. Market share of Marlboro was flat at 24.1%. PMI’s 2012 fourth quarter market share was up by 0.4 points to 74.6%.
In Canada, the estimated total tax-paid cigarette market was essentially flat at 32.2 billion units in 2012 and down by 1.2% to 8.1 billion units in the fourth quarter. PMI’s cigarette shipment volume in 2012 declined by 1.5% and was essentially flat in the fourth quarter. PMI’s market share was down in 2012 by 0.6 points to 33.5%, primarily reflecting share losses in the mid-price segment, reflecting fierce price competition. Market share of premium brand Benson & Hedges was essentially flat at 2.1%, premium Belmont was up by 0.2 points to 2.0% and low-price brand Next was up by 0.8 points to 7.7%, offset by mid-price Number 7 and Canadian Classics, and low-price Accord and Quebec Classique, down by 0.2, 0.3, 0.4 and 0.3 share points, to 3.9%, 8.4%, 3.2% and 2.4%, respectively. PMI’s 2012 fourth quarter market share was down by 0.7 points to 33.5%.
In Mexico, the total cigarette market was down by 2.2% to 33.6 billion units in 2012, reflecting the impact of price increases in January 2012 and the continued wide prevalence of illicit products. The total cigarette market was down by 4.5% to 9.0 billion units in the fourth quarter. PMI’s cigarette shipment volume decreased by 0.6% in 2012 and by 4.7% in the fourth quarter. PMI’s market share grew in 2012 by 1.2 points to 73.5%, led by Marlboro, up by 1.3 share points to a record 53.6%. Market share of premium Benson & Hedges, the second-largest brand in the premium segment, was up by 0.1 point at 6.2% while share of low-price Delicados decreased by 0.5 points to 10.4%. PMI’s 2012 fourth quarter market share was essentially flat at 73.0%.

Philip Morris International Inc. Profile
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in more than 180 countries. In 2012, the company held an estimated 16.3% share of the total international cigarette market outside of the U.S., or 28.8% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform

Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI’s business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2012. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
###

			Schedule 1
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2012	2011	% Change
Net revenues	$19,742	$18,876	4.6%
Cost of sales	2,681	2,692	(0.4)%
Excise taxes on products (1)	11,853	11,205	5.8%
Gross profit	5,208	4,979	4.6%
Marketing, administration and research costs	1,880	1,921
Asset impairment and exit costs	33	49
Operating companies income	3,295	3,009	9.5%
Amortization of intangibles	24	25
General corporate expenses	55	48
Operating income	3,216	2,936	9.5%
Interest expense, net	226	187
Earnings before income taxes	2,990	2,749	8.8%
Provision for income taxes	799	803	(0.5)%
Net earnings	2,191	1,946	12.6%
Net earnings attributable to noncontrolling interests	96	60
Net earnings attributable to PMI	$2,095	$1,886	11.1%

Per share data:(2)
Basic earnings per share	$1.25	$1.08	15.7%
Diluted earnings per share	$1.25	$1.08	15.7%

(1) The segment detail of excise taxes on products sold for the quarters ended December 31, 2012 and 2011 is shown on Schedule 2.

(2) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended December 31, 2012 and 2011 are shown on Schedule 4, Footnote 1.

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2012	Net Revenues (1)	$6,684	$5,016	$5,403	$2,639	$19,742
	Excise Taxes on Products	(4,621)	(2,877)	(2,598)	(1,757)	(11,853)
	Net Revenues excluding Excise Taxes	2,063	2,139	2,805	882	7,889

2011	Net Revenues	$7,118	$4,257	$5,013	$2,488	$18,876
	Excise Taxes on Products	(4,910)	(2,285)	(2,366)	(1,644)	(11,205)
	Net Revenues excluding Excise Taxes	2,208	1,972	2,647	844	7,671

Variance	Currency	(133)	(56)	(57)	(24)	(270)
	Acquisitions	—	—	—	—	—
	Operations	(12)	223	215	62	488
	Variance Total	(145)	167	158	38	218
	Variance Total (%)	(6.6)%	8.5%	6%	4.5%	2.8%

	Variance excluding Currency	(12)	223	215	62	488
	Variance excluding Currency (%)	(0.5)%	11.3%	8.1%	7.3%	6.4%

	Variance excluding Currency & Acquisitions	(12)	223	215	62	488
	Variance excluding Currency & Acquisitions (%)	(0.5)%	11.3%	8.1%	7.3%	6.4%

(1) 2012 Currency decreased net revenues as follows:
European Union	$(421)
EEMA	(131)
Asia	(131)
Latin America & Canada	(107)
$(790)

					Schedule 3
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2012	$955	$921	$1,129	$290	$3,295
2011	1,012	747	1,036	214	3,009
% Change	(5.6)%	23.3%	9%	35.5%	9.5%

Reconciliation:
For the quarter ended December 31, 2011	$1,012	$747	$1,036	$214	$3,009

2011 Asset impairment and exit costs	22	7	8	12	49
2012 Asset impairment and exit costs	(5)	(5)	(15)	(8)	(33)

Acquired businesses	—	—	—	—	—
Currency	(78)	(16)	(8)	(4)	(106)
Operations	4	188	108	76	376
For the quarter ended December 31, 2012	$955	$921	$1,129	$290	$3,295

	Schedule 4
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

	Diluted
	E.P.S.

2012 Diluted Earnings Per Share	$1.25	(1)
2011 Diluted Earnings Per Share	$1.08	(1)
Change	$0.17
% Change	15.7%

Reconciliation:
2011 Diluted Earnings Per Share	$1.08	(1)

Special Items:
2012 Asset impairment and exit costs	(0.01)
2012 Tax items	0.02
2011 Asset impairment and exit costs	0.02
2011 Tax items	—

Currency	(0.04)
Interest	(0.02)
Change in tax rate	0.02
Impact of lower shares outstanding and share-based payments	0.05
Operations	0.13

2012 Diluted Earnings Per Share		$1.25	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q4 2012	Q4 2011

Net earnings attributable to PMI	$2,095	$1,886
Less distributed and undistributed earnings attributable
to share-based payment awards	12	11
Net earnings for basic and diluted EPS	$2,083	$1,875

Weighted-average shares for basic EPS	1,664	1,733
Plus incremental shares from assumed conversions:
Stock Options	—	—
Weighted-average shares for diluted EPS	1,664	1,733

			Schedule 5
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2012	2011	% Change
Net revenues	$77,393	$76,346	1.4%
Cost of sales	10,373	10,678	(2.9)%
Excise taxes on products (1)	46,016	45,249	1.7%
Gross profit	21,004	20,419	2.9%
Marketing, administration and research costs	6,768	6,697
Asset impairment and exit costs	83	109
Operating companies income	14,153	13,613	4.0%
Amortization of intangibles	97	98
General corporate expenses	210	183
Operating income	13,846	13,332	3.9%
Interest expense, net	859	800
Earnings before income taxes	12,987	12,532	3.6%
Provision for income taxes	3,833	3,653	4.9%
Net earnings	9,154	8,879	3.1%
Net earnings attributable to noncontrolling interests	354	288
Net earnings attributable to PMI	$8,800	$8,591	2.4%

Per share data:(2)
Basic earnings per share	$5.17	$4.85	6.6%
Diluted earnings per share	$5.17	$4.85	6.6%

(1) The segment detail of excise taxes on products sold for the years ended December 31, 2012 and 2011 is shown on Schedule 6.

(2) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the years ended December 31, 2012 and 2011 are shown on Schedule 8, Footnote 1.

					Schedule 6
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2012	Net Revenues (1)	$27,338	$19,272	$21,071	$9,712	$77,393
	Excise Taxes on Products	(18,812)	(10,940)	(9,873)	(6,391)	(46,016)
	Net Revenues excluding Excise Taxes	8,526	8,332	11,198	3,321	31,377

2011	Net Revenues	$29,768	$17,452	$19,590	$9,536	$76,346
	Excise Taxes on Products	(20,556)	(9,571)	(8,885)	(6,237)	(45,249)
	Net Revenues excluding Excise Taxes	9,212	7,881	10,705	3,299	31,097

Variance	Currency	(716)	(467)	(116)	(196)	(1,495)
	Acquisitions	—	27	1	—	28
	Operations	30	891	608	218	1,747
	Variance Total	(686)	451	493	22	280
	Variance Total (%)	(7.4)%	5.7%	4.6%	0.7%	0.9%

	Variance excluding Currency	30	918	609	218	1,775
	Variance excluding Currency (%)	0.3%	11.6%	5.7%	6.6%	5.7%

	Variance excluding Currency & Acquisitions	30	891	608	218	1,747
	Variance excluding Currency & Acquisitions (%)	0.3%	11.3%	5.7%	6.6%	5.6%

(1) 2012 Currency decreased net revenues as follows:
European Union	$(2,423)
EEMA	(1,468)
Asia	(431)
Latin America & Canada	(681)
$(5,003)

					Schedule 7
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2012	$4,187	$3,726	$5,197	$1,043	$14,153
2011	4,560	3,229	4,836	988	13,613
% Change	(8.2)%	15.4%	7.5%	5.6%	4%

Reconciliation:
For the year ended December 31, 2011	$4,560	$3,229	$4,836	$988	$13,613

2011 Asset impairment and exit costs	45	25	15	24	109
2012 Asset impairment and exit costs	(5)	(5)	(39)	(34)	(83)

Acquired businesses	—	4	—	—	4
Currency	(384)	(199)	39	(63)	(607)
Operations	(29)	672	346	128	1,117
For the year ended December 31, 2012	$4,187	$3,726	$5,197	$1,043	$14,153

	Schedule 8
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

	Diluted
	E.P.S.

2012 Diluted Earnings Per Share	$5.17	(1)
2011 Diluted Earnings Per Share	$4.85	(1)
Change	$0.32
% Change	6.6%

Reconciliation:
2011 Diluted Earnings Per Share	$4.85	(1)

Special Items:
2012 Asset impairment and exit costs	(0.03)
2012 Tax items	(0.02)
2011 Asset impairment and exit costs	0.05
2011 Tax items	(0.02)

Currency	(0.23)
Interest	(0.03)
Change in tax rate	0.02
Impact of lower shares outstanding and share-based payments	0.20
Operations	0.38

2012 Diluted Earnings Per Share		$5.17	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	YTD December 2012	YTD December 2011

Net earnings attributable to PMI	$8,800	$8,591
Less distributed and undistributed earnings attributable
to share-based payment awards	48	49
Net earnings for basic and diluted EPS	$8,752	$8,542

Weighted-average shares for basic EPS	1,692	1,761
Plus incremental shares from assumed conversions:
Stock Options	—	1
Weighted-average shares for diluted EPS	1,692	1,762

		Schedule 9
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)
(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$2,983	$2,550
All other current assets	13,607	12,309
Property, plant and equipment, net	6,645	6,250
Goodwill	9,900	9,928
Other intangible assets, net	3,619	3,697
Other assets	916	754
Total assets	$37,670	$35,488

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$2,419	$1,511
Current portion of long-term debt	2,781	2,206
All other current liabilities	11,816	11,077
Long-term debt	17,639	14,828
Deferred income taxes	1,875	1,976
Other long-term liabilities	2,993	2,127
Total liabilities	39,523	33,725

Redeemable noncontrolling interest	1,301	1,212

Total PMI stockholders' (deficit) equity	(3,476)	229
Noncontrolling interests	322	322
Total stockholders' (deficit) equity	(3,154)	551
Total liabilities and stockholders' (deficit) equity	$37,670	$35,488

Total debt	$22,839		$18,545
Total debt to EBITDA	1.55	(1)	1.29	(1)
Net debt to EBITDA	1.35	(1)	1.12	(1)

(1) For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 18.

											Schedule 10
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2012								2011			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$6,684	$4,621	$2,063	$(133)	$2,196	—	$2,196	European Union	$7,118	$4,910	$2,208	(6.6)%	(0.5)%	(0.5)%
5,016	2,877	2,139	(56)	2,195	—	2,195	EEMA	4,257	2,285	1,972	8.5%	11.3%	11.3%
5,403	2,598	2,805	(57)	2,862	—	2,862	Asia	5,013	2,366	2,647	6%	8.1%	8.1%
2,639	1,757	882	(24)	906	—	906	Latin America & Canada	2,488	1,644	844	4.5%	7.3%	7.3%

$19,742	$11,853	$7,889	$(270)	$8,159	—	$8,159	PMI Total	$18,876	$11,205	$7,671	2.8%	6.4%	6.4%

2012								2011			% Change in Reported Operating Companies Income

Reported Operating Companies Income	Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$955	$(78)	$1,033	—	$1,033	European Union	$1,012	(5.6)%	2.1%	2.1%
921	(16)	937	—	937	EEMA	747	23.3%	25.4%	25.4%
1,129	(8)	1,137	—	1,137	Asia	1,036	9%	9.7%	9.7%
290	(4)	294	—	294	Latin America & Canada	214	35.5%	37.4%	37.4%

$3,295	$(106)	$3,401	—	$3,401	PMI Total	$3,009	9.5%	13%	13%

												Schedule 11
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2012								2011			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$955	$(5)	$960	$(78)	$1,038	—	$1,038	European Union	$1,012	$(22)	$1,034	(7.2)%	0.4%	0.4%
921	(5)	926	(16)	942	—	942	EEMA	747	(7)	754	22.8%	24.9%	24.9%
1,129	(15)	1,144	(8)	1,152	—	1,152	Asia	1,036	(8)	1,044	9.6%	10.3%	10.3%
290	(8)	298	(4)	302	—	302	Latin America & Canada	214	(12)	226	31.9%	33.6%	33.6%

$3,295	$(33)	$3,328	$(106)	$3,434	—	$3,434	PMI Total	$3,009	$(49)	$3,058	8.8%	12.3%	12.3%

2012								2011			% Points Change

Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin	Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$1,038	$2,196	47.3%	$1,038	$2,196	47.3%	European Union	$1,034	$2,208	46.8%	0.5	0.5
942	2,195	42.9%	942	2,195	42.9%	EEMA	754	1,972	38.2%	4.7	4.7
1,152	2,862	40.3%	1,152	2,862	40.3%	Asia	1,044	2,647	39.4%	0.9	0.9
302	906	33.3%	302	906	33.3%	Latin America & Canada	226	844	26.8%	6.5	6.5

$3,434	$8,159	42.1%	$3,434	$8,159	42.1%	PMI Total	$3,058	$7,671	39.9%	2.2	2.2

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

				Schedule 12
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Quarters Ended December 31,
(Unaudited)

	2012	2011	% Change

Reported Diluted EPS	$1.25	$1.08	15.7%

Adjustments:
Asset impairment and exit costs	0.01	0.02
Tax items	(0.02)	—

Adjusted Diluted EPS	$1.24	$1.1	12.7%

Less:
Currency impact	(0.04)

Adjusted Diluted EPS, excluding Currency	$1.28	$1.1	16.4%

				Schedule 13
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Quarters Ended December 31,
(Unaudited)

	2012	2011	% Change

Reported Diluted EPS	$1.25	$1.08	15.7%

Less:
Currency impact	(0.04)

Reported Diluted EPS, excluding Currency	$1.29	$1.08	19.4%

												Schedule 14
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2012								2011			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$27,338	$18,812	$8,526	$(716)	$9,242	—	$9,242	European Union	$29,768	$20,556	$9,212	(7.4)%	0.3%	0.3%
19,272	10,940	8,332	(467)	8,799	$27	8,772	EEMA	17,452	9,571	7,881	5.7%	11.6%	11.3%
21,071	9,873	11,198	(116)	11,314	1	11,313	Asia	19,590	8,885	10,705	4.6%	5.7%	5.7%
9,712	6,391	3,321	(196)	3,517	—	3,517	Latin America & Canada	9,536	6,237	3,299	0.7%	6.6%	6.6%

$77,393	$46,016	$31,377	$(1,495)	$32,872	$28	$32,844	PMI Total	$76,346	$45,249	$31,097	0.9%	5.7%	5.6%

2012								2011			% Change in Reported Operating Companies Income

Reported Operating Companies Income	Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$4,187	$(384)	$4,571	—	$4,571	European Union	$4,560	(8.2)%	0.2%	0.2%
3,726	(199)	3,925	$4	3,921	EEMA	3,229	15.4%	21.6%	21.4%
5,197	39	5,158	—	5,158	Asia	4,836	7.5%	6.7%	6.7%
1,043	(63)	1,106	—	1,106	Latin America & Canada	988	5.6%	11.9%	11.9%

$14,153	$(607)	$14,760	$4	$14,756	PMI Total	$13,613	4%	8.4%	8.4%

												Schedule 15
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2012								2011			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$4,187	$(5)	$4,192	$(384)	$4,576	—	$4,576	European Union	$4,560	$(45)	$4,605	(9)%	(0.6)%	(0.6)%
3,726	(5)	3,731	(199)	3,930	$4	3,926	EEMA	3,229	(25)	3,254	14.7%	20.8%	20.7%
5,197	(39)	5,236	39	5,197	—	5,197	Asia	4,836	(15)	4,851	7.9%	7.1%	7.1%
1,043	(34)	1,077	(63)	1,140	—	1,140	Latin America & Canada	988	(24)	1,012	6.4%	12.6%	12.6%

$14,153	$(83)	$14,236	$(607)	$14,843	$4	$14,839	PMI Total	$13,613	$(109)	$13,722	3.7%	8.2%	8.1%

2012							2011			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin	Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$4,576	$9,242	49.5%	$4,576	$9,242	49.5%	European Union	$4,605	$9,212	50%	(0.5)	(0.5)
3,930	8,799	44.7%	3,926	8,772	44.8%	EEMA	3,254	7,881	41.3%	3.4	3.5
5,197	11,314	45.9%	5,197	11,313	45.9%	Asia	4,851	10,705	45.3%	0.6	0.6
1,140	3,517	32.4%	1,140	3,517	32.4%	Latin America & Canada	1,012	3,299	30.7%	1.7	1.7

$14,843	$32,872	45.2%	$14,839	$32,844	45.2%	PMI Total	$13,722	$31,097	44.1%	1.1	1.1

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

			Schedule 16
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Years Ended December 31,
(Unaudited)

	2012	2011	% Change

Reported Diluted EPS	$5.17	$4.85	6.6%

Adjustments:
Asset impairment and exit costs	0.03	0.05
Tax items	0.02	(0.02)

Adjusted Diluted EPS	$5.22	$4.88	7%

Less:
Currency impact	(0.23)

Adjusted Diluted EPS, excluding Currency	$5.45	$4.88	11.7%

				Schedule 17
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Years Ended December 31,
(Unaudited)

	2012	2011	% Change

Reported Diluted EPS	$5.17	$4.85	6.6%

Less:
Currency impact	(0.23)

Reported Diluted EPS, excluding Currency	$5.4	$4.85	11.3%

		Schedule 18
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios
($ in millions, except ratios)
(Unaudited)

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2012	2011

Earnings before income taxes	$12,987	$12,532
Interest expense, net	859	800
Depreciation and amortization	898	993
EBITDA	$14,744	$14,325

	December 31,	December 31,
	2012	2011

Short-term borrowings	$2,419	$1,511
Current portion of long-term debt	2,781	2,206
Long-term debt	17,639	14,828
Total Debt	$22,839	$18,545
Less: Cash and cash equivalents	2,983	2,550
Net Debt	$19,856	$15,995

Ratios
Total Debt to EBITDA	1.55	1.29
Net Debt to EBITDA	1.35	1.12

							Schedule 19
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
For the Quarters and Years Ended December 31,
($ in millions)
(Unaudited)

	For the Quarters Ended				For the Years Ended
	December 31,				December 31,
	2012	2011		% Change	2012	2011	% Change

Net cash provided by operating activities(a)	$1,650	$961		71.7%	$9,421	$10,529	(10.5)%

Less:
Capital expenditures	337	329			1,056	897

Free cash flow	$1,313	$632	+	100%	$8,365	$9,632	(13.2)%

Less:
Currency impact	118				(152)

Free cash flow, excluding currency	$1,195	$632		89.1%	$8,517	$9,632	(11.6)%

	For the Quarters Ended			For the Years Ended
	December 31,			December 31,
	2012	2011	% Change	2012	2011	% Change

Net cash provided by operating activities(a)	$1,650	$961	71.7%	$9,421	$10,529	(10.5)%

Less:
Currency impact	103			(213)

Net cash provided by operating activities, excluding currency	$1,547	$961	61%	$9,634	$10,529	(8.5)%

(a) Operating cash flow.